UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 9, 2004

FLAG Telecom Group Limited

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-29207	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code                                                                     1- (441) 296-0909

N/A

(Former name or former address, if changed since last report)

ITEM 5.                  Other Events and Required FD Disclosure

                                As previously announced, FLAG Telecom Group Limited (the “Registrant”) entered into an Agreement and Plan of Amalgamation, dated as of October 16, 2003, with Reliance Gateway Net Limited (as amended, the “Amalgamation Agreement”).  A special meeting of the Registrant’s shareholders to approve the transactions contemplated by the Amalgamation Agreement is scheduled to occur on January 12, 2004.

                                On January 8, 2004, the Registrant received a letter from a third party which presented an “offer to buy 100% of FLAG’s common stock for $240 Million”, subject to negotiation of “a contract” and “confirmatory” due diligence.  The Board of Directors of the Registrant met on January 8, 2004 to discuss the contents of the letter.  After lengthy discussions and consultation with the Registrant’s attorneys and financial advisor, the Board determined that the letter did not constitute an offer or proposal that could reasonably be expected to lead to a Superior Proposal (as defined in the Amalgamation Agreement).  Accordingly, in light of its contractual obligations under the Amalgamation Agreement and the Board’s duties under Bermuda law, the Board determined that neither the Registrant nor its directors, officers or representatives was at liberty to pursue conversations with the third party based upon the letter.  As a result, on January 9, 2004, pursuant to instructions by the Board of Directors, the Registrant’s legal counsel advised the third party of such determination by letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAG TELECOM GROUP LIMITED
(Registrant)

Date: January 9, 2004	/s/ Kees van Ophem
Name:Kees van Ophem
Title:General Counsel